Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Net Income of $0.13 per Diluted Share for the Fourth Quarter
and $0.94 per Diluted Share for the Full Year

Normalized FFO of $0.35 per Diluted Share for the Fourth Quarter
and $1.22 per Diluted Share for the Full Year, Representing a 13% Year-Over-Year Increase

Earns BBB Investment Grade Credit Rating

Introduces 2023 Full-Year Normalized FFO Guidance Range of $1.23 to $1.27 per Diluted Share

VIRGINIA BEACH, VA, February 14, 2023 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2022 and provided an update on current events.

Highlights include:

•Net income attributable to common stockholders and OP Unit holders of $11.5 million, or $0.13 per diluted share, for the quarter ended December 31, 2022 compared to $0.4 million, or less than $0.01 per diluted share, for the quarter ended December 31, 2021. Net income attributable to common stockholders and OP Unit holders of $82.5 million, or $0.93 per diluted share, for the year ended December 31, 2022 compared to $13.9 million, or $0.17 per diluted share, for the year ended December 31, 2021. See “Non-GAAP Financial Measures.”

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $29.4 million, or $0.33 per diluted share, for the quarter ended December 31, 2022 compared to $19.9 million, or $0.24 per diluted share, for the quarter ended December 31, 2021. FFO of $106.6 million, or $1.21 per diluted share, for the year ended December 31, 2022 compared to $85.4 million, or $1.05 per diluted share, for the year ended December 31, 2021, representing a 15% year-over-year increase. See “Non-GAAP Financial Measures.”

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $30.6 million, or $0.35 per diluted share, for the quarter ended December 31, 2022 compared to $22.0 million, or $0.27 per diluted share, for the quarter ended December 31, 2021. Normalized FFO of $107.2 million, or $1.22 per diluted share, for the year ended December 31, 2022 compared to Normalized FFO of $87.6 million, or $1.08 per diluted share, for the year ended December 31, 2021, representing a 13% year-over-year increase.

•Introduced 2023 full-year Normalized FFO guidance of $1.23 to $1.27 per diluted share, with the mid-point of the range representing a moderate increase over 2022 actual results.

•Awarded an investment grade credit rating of BBB with a stable trend from DBRS Morningstar.

•Maintained 97% portfolio occupancy as of December 31, 2022. Office occupancy remained at 97%, retail occupancy remained at 98%, and multifamily occupancy remained at 96%.

•Positive renewal spreads during the fourth quarter across all segments:

◦Lease rates on fourth quarter office lease renewals increased 6.1% on a GAAP basis and 1.9% on a cash basis.
◦Lease rates on fourth quarter retail lease renewals increased 10.3% on a GAAP basis and 5.4% on a cash basis.

•Same Store Net Operating Income ("NOI") increased 5.2% on a GAAP basis and 5.9% on a cash basis compared to the quarter ended December 31, 2021:

◦Office Same Store NOI increased 3.1% on a GAAP basis and 4.0% on a cash basis.
◦Retail Same Store NOI increased 6.3% on a GAAP basis and 7.1% on a cash basis.
◦Multifamily Same Store NOI increased 4.6% on a GAAP basis and 5.0% on a cash basis.

•Same Store NOI increased 5.6% on a GAAP basis and 6.7% on a cash basis compared to the year ended December 31, 2021:

◦Office Same Store NOI decreased 0.3% on a GAAP basis and increased 1.5% on a cash basis.
◦Retail Same Store NOI increased 6.6% on a GAAP basis and 7.6% on a cash basis.
◦Multifamily Same Store NOI increased 9.9% on a GAAP basis and 10.2% on a cash basis.

•Executed a new 46,000 square foot lease with Morgan Stanley at Thames Street Wharf that expands the tenant's space to over 240,000 square feet and extends the lease term to 2035.

•Delivered Chronicle Mill, a 238-unit market rate apartment project in the Charlotte suburb of Belmont, North Carolina. As of December 31, 2022, Chronicle Mill was already 93% leased.

•Reinvested $26.5 million of disposition proceeds to acquire Pembroke Square, a 100% leased grocery-anchored retail property located adjacent to the Town Center of Virginia Beach, at a 7.7% cap rate on in-place net operating income.

•Closed on a new $100 million unsecured term loan, with an option to expand to $200 million, subject to certain conditions, that matures in January 2027 and bears interest at term SOFR plus margin, with an effective fixed rate of 4.80% after considering the effect of interest rate swaps. The proceeds were used to repay mortgage debt secured by Wills Wharf and certain retail assets at the Town Center of Virginia Beach.

•Entered into an additional interest rate swap agreement covering $100 million of indebtedness on the senior unsecured term loan facility, resulting in an effective fixed interest rate of 4.73%.

"The underlying fundamentals of our portfolio — occupancy, renewal spreads, weighted average lease terms, tenant diversification and credit quality – are stronger than ever and recently validated by our first ever investment grade credit rating," said Louis Haddad, President & CEO of Armada Hoffler. "We are proud of our team for successfully executing an exceptional year with continued healthy NOI growth in each of our asset classes and record bottom-line per share earnings."

Financial Results

The fourth quarter changes in net income, FFO and Normalized FFO attributable to common stockholders and OP Unit holders as compared to the fourth quarter of 2021 were positively impacted by higher property operating income due to acquisitions and developments, improved same-store performance, higher construction segment gross profit, higher interest income on our mezzanine loan portfolio, and lower impairment charges, and were negatively impacted by higher interest expense and lower gains on sale of real estate.

Full year changes in net income, FFO and Normalized FFO attributable to common stockholders and OP Unit holders as compared to 2021 were positively impacted by higher property operating income due to acquisitions and developments, improved same-store performance, higher gross profit on the construction segment due to an increased volume of projects in 2022, lower impairment charges, and mark-to-market gains on interest rate derivatives, and were negatively impacted by higher interest expense, lower interest income from the mezzanine loan portfolio, lower gains on sale of real estate, and lower tax benefit.

Operating Performance

At the end of the year, the Company’s retail, office, and multifamily core operating property portfolios were 97.9%, 96.7%, and 96.1% occupied, respectively.

Total third-party construction contract backlog was $665.6 million as of December 31, 2022.

Balance Sheet and Financing Activity

As of December 31, 2022, the Company had $1.1 billion of total debt outstanding, including $61.0 million outstanding under its revolving credit facility and $400.0 million outstanding under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 60% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of December 31, 2022. After considering London Interbank Offered Rate, Bloomberg Short-Term Bank Yield Index, and Secured Overnight Financing Rate interest rate caps with strike prices at or below 400 basis points, 100% of the Company’s outstanding debt is now fixed or economically hedged.

Outlook

The Company is introducing its 2023 full-year Normalized FFO guidance in the range of $1.23 to $1.27 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2023. The Company's executive management will provide further details regarding its 2023 earnings guidance during today's webcast and conference call.

Full-year 2023 Guidance [1][2]	Expected Ranges
Portfolio NOI	$157.4M	$158.4M
Construction Segment Profit	$11.8M	$12.8M
G&A Expenses	$16.7M	$17.3M
Interest Income	$12.8M	$13.4M
Interest Expense[3]	$45.4M	$46.1M
Normalized FFO per diluted share	$1.23	$1.27

[1] Includes the following assumptions:
•Chronicle Mill stabilizes 1Q 2023
•Acquisitions of $100 - $200M of assets
•Existing development pipeline fully funded through the unsecured revolving credit facility
•Delivery of Southern Post 4Q 2023
[2] Ranges exclude certain items per Company's Normalized FFO definition: Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, certain costs for interest rate caps designated as cash flow hedges, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[2] Includes the interest expense on finance leases

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, February 14, 2023 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 396 8049 (toll-free dial-in number) or (+1) 416 764 8646 (toll dial-in number). The conference ID is 35441548. A replay of the conference call will be available through Thursday, March 16, 2023 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 441548 #.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with over four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. In addition to developing and building properties for its own account, the Company also provides development and general contracting construction services to third-party clients. Founded in 1979 by Daniel A. Hoffler, the Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, certain costs for interest rate caps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included at the end of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,884,214	$1,658,609
Held for development	6,294	6,294
Construction in progress	53,067	72,535
	1,943,575	1,737,438
Accumulated depreciation	(329,963)	(285,814)
Net real estate investments	1,613,612	1,451,624
Real estate investments held for sale	—	80,751
Cash and cash equivalents	48,139	35,247
Restricted cash	3,726	5,196
Accounts receivable, net	39,186	29,576
Notes receivable, net	136,039	126,429
Construction receivables, including retentions, net	70,822	17,865
Construction contract costs and estimated earnings in excess of billings	342	243
Equity method investment	71,983	12,685
Operating lease right-of-use assets	23,350	23,493
Finance lease right-of-use assets	45,878	46,989
Acquired lease intangible assets	103,870	62,038
Other assets	85,363	45,927
Total Assets	$2,242,310	$1,938,063

LIABILITIES AND EQUITY
Indebtedness, net	$1,068,261	$917,556
Liabilities related to assets held for sale	—	41,364
Accounts payable and accrued liabilities	26,839	29,589
Construction payables, including retentions	93,472	31,166
Billings in excess of construction contract costs and estimated earnings	17,515	4,881
Operating lease liabilities	31,677	31,648
Finance lease liabilities	46,477	46,160
Other liabilities	54,055	55,876
Total Liabilities	1,338,296	1,158,240
Total Equity	904,014	779,823
Total Liabilities and Equity	$2,242,310	$1,938,063

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Revenues
Rental revenues	$55,692	$49,461	$219,294	$192,140
General contracting and real estate services revenues	95,912	20,463	234,859	91,936
Total revenues	151,604	69,924	454,153	284,076
Expenses
Rental expenses	12,641	11,653	50,742	46,494
Real estate taxes	5,362	5,538	22,057	21,852
General contracting and real estate services expenses	93,667	19,750	227,158	88,100
Depreciation and amortization	18,109	16,616	72,974	68,853
Amortization of right-of-use assets - finance leases	277	277	1,110	1,022
General and administrative expenses	3,512	3,653	15,691	14,610
Acquisition, development and other pursuit costs	—	1	37	112
Impairment charges	83	18,256	416	21,378
Total expenses	133,651	75,744	390,185	262,421
Gain on real estate dispositions	42	15,436	53,466	19,040
Operating income	17,995	9,616	117,434	40,695
Interest income	6,568	3,829	16,978	18,457
Interest expense	(10,933)	(8,685)	(39,680)	(33,905)
Loss on extinguishment of debt	(475)	(3,690)	(3,374)	(3,810)
Change in fair value of derivatives and other	1,186	1,344	8,698	2,182
Unrealized credit loss release (provision)	232	508	(626)	792
Other income (expense), net	(37)	101	378	302
Income before taxes	14,536	3,023	99,808	24,713
Income tax benefit	5	220	145	742
Net income	14,541	3,243	99,953	25,455
Net (income) loss attributable to noncontrolling interests in investment entities	(137)	5	(5,948)	5
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net income attributable to common stockholders and OP Unitholders	$11,517	$361	$82,457	$13,912

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net income attributable to common stockholders and OP Unitholders	$11,517	$361	$82,457	$13,912
Depreciation and amortization (1)	17,887	16,616	71,971	68,853
Loss (Gain) on operating real estate dispositions (2)	11	(15,442)	(47,984)	(18,793)
Impairment of real estate assets	—	18,339	201	21,378
FFO attributable to common stockholders and OP Unitholders	$29,415	$19,874	$106,645	$85,350
Acquisition, development and other pursuit costs	—	1	37	112
Impairment of intangible assets and liabilities	83	(83)	215	—
Loss on extinguishment of debt	475	3,690	3,374	3,810
Unrealized credit loss (release) provision	(232)	(508)	626	(792)
Amortization of right-of-use assets - finance leases	277	277	1,110	1,022
Change in fair value of derivatives not designated as cash flow hedges and other	(1,186)	(1,344)	(8,698)	(2,182)
Amortization of interest rate cap premiums on designated cash flow hedges	1,801	59	3,849	235
Normalized FFO available to common stockholders and OP Unitholders	$30,633	$21,966	$107,158	$87,555
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.13	$—	$0.93	$0.17
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.33	$0.24	$1.21	$1.05
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.35	$0.27	$1.22	$1.08
Weighted-average common shares and units - diluted	88,341	82,280	88,192	81,445
________________________________________

(1) Adjusted for the depreciation attributable to noncontrolling interests in consolidated investments.
(2) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2022 excludes $5.4 million of the gain on the sale of The Residences at Annapolis Junction that was allocated to our joint venture partner. Additionally, the adjustment for gain on operating real estate dispositions for the year ended December 31, 2021 excludes the gain on sale of easement rights on a non-operating parcel and the loss on sale of a non-operating parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Unaudited)
Office Same Store(1)
Same Store NOI, Cash Basis	$6,670	$6,412	$26,009	$25,614
GAAP Adjustments (2)	68	124	370	838
Same Store NOI	6,738	6,536	26,379	26,452
Non-Same Store NOI (3)	6,150	520	21,322	2,387
Segment NOI	12,888	7,056	47,701	28,839

Retail Same Store (4)
Same Store NOI, Cash Basis	15,527	14,495	53,404	49,626
GAAP Adjustments (2)	862	918	1,632	1,994
Same Store NOI	16,389	15,413	55,036	51,620
Non-Same Store NOI (3)	85	(26)	8,666	6,024
Segment NOI	16,474	15,387	63,702	57,644

Multifamily Same Store (5)
Same Store NOI, Cash Basis	6,751	6,430	26,390	23,957
GAAP Adjustments (2)	212	228	850	825
Same Store NOI	6,963	6,658	27,240	24,782
Non-Same Store NOI (3)	1,364	3,169	7,852	12,529
Segment NOI	8,327	9,827	35,092	37,311

Total Property NOI	37,689	32,270	146,495	123,794

General contracting & real estate services gross profit	2,245	713	7,701	3,836
Depreciation and amortization	(18,109)	(16,616)	(72,974)	(68,853)
General and administrative expenses	(3,512)	(3,653)	(15,691)	(14,610)
Acquisition, development and other pursuit costs	—	(1)	(37)	(112)
Impairment charges	(83)	(18,256)	(416)	(21,378)
Gain on real estate dispositions, net	42	15,436	53,466	19,040
Interest income	6,568	3,829	16,978	18,457
Interest expense	(10,933)	(8,685)	(39,680)	(33,905)
Loss on extinguishment of debt	(475)	(3,690)	(3,374)	(3,810)
Unrealized credit loss release (provision)	232	508	(626)	792
Amortization of right-of-use assets - finance leases	(277)	(277)	(1,110)	(1,022)
Change in fair value of derivatives and other	1,186	1,344	8,698	2,182
Other income (expense), net	(37)	101	378	302
Income tax benefit	5	220	145	742
Net income	14,541	3,243	99,953	25,455
Net (income) loss attributable to noncontrolling interests in investment entities	(137)	5	(5,948)	5
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net income attributable to AHH and OP unitholders	$11,517	$361	$82,457	$13,912
_______________________________________

(1) Office same-store portfolio for the three and twelve months ended December 31, 2022 and 2021 excludes the Constellation Office and Wills Wharf.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio for the three months ended December 31, 2022 and 2021 excludes Pembroke Square. Additionally, retail same-store portfolio for the twelve months ended December 31, 2022 and 2021 excludes Delray Beach Plaza, Greenbrier Square, Overlook Village, Premier Retail, and Pembroke Square.
(5) Multifamily same-store portfolio for the three and twelve months ended December 31, 2022 and 2021 excludes 1305 Dock Street, Chronicle Mill, and Gainesville Apartments,

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248